Exhibit 99.1

Wednesday, November 1, 2017, For Immediate Release

Press Release

Heartland Express, Inc. Announces the Retirement of Executive Vice President of Finance, Treasurer and Chief Financial Officer John P. Cosaert

NORTH LIBERTY, IOWA - November 1, 2017 - Heartland Express, Inc. (NASDAQ: HTLD) today announced that John P. Cosaert has retired as Executive Vice President of Finance, Treasurer and Chief Financial Officer of the Company. The retirement from the positions of Executive Vice President of Finance, Treasurer and Chief Financial Officer are effective immediately, although Mr. Cosaert will remain an employee of the Company as a mentor and coach throughout the organization.

Mr. Cosaert is one of the original employees of Heartland Express upon its formation in 1978. He started as an accountant in 1978 and has served as the Company’s Executive Vice President of Finance, Treasurer, and Chief Financial Officer since 1996. From 1986 to 1996 he served as Vice President of Finance and Treasurer. For the past forty years, Mr. Cosaert has guided and managed the Company’s finances and back office responsibilities from the Company’s humble beginnings of sixteen trucks in 1978 to becoming one of the largest and most profitable truckload carriers in America. Mr. Cosaert has also helped execute and integrate the Company’s seven acquisitions contributing to the Company’s growth since 1978.

“John has provided strategic focus to all aspects of our business from its beginnings. He has played an integral role in the Company’s growth, profitability, and exceptional returns for our stockholders since we went public in 1986. The core financial goals of the Company have not changed over the years and John’s passion for the Company and for trucking has played a pivotal role in keeping the Company focused on these goals over the years,” stated Michael Gerdin, the Company's Chairman and Chief Executive Officer.

The Company’s Board of Directors has announced that Christopher A. Strain will become the Company’s Vice President of Finance, Treasurer and Chief Financial Officer. Mr. Strain has served in the Company’s accounting and finance department since 2007. Mr. Strain has served as the Company’s Vice President, Controller and Secretary since May 2015. Prior to joining the Company, Mr. Strain was employed by Deloitte & Touche, LLP from 1997 to 2007 as a certified public accountant. Mr. Strain is currently an inactive holder of the certified public accountant certification.

The press release may contain forward-looking statements, which are based on information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.

For further information, contact
Michael J. Gerdin, President and CEO
Christopher A. Strain, VP, CFO, Treasurer and Secretary
Heartland Express, Inc.
319-626-3600